UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*
(Amendment No. )

ICO Global Communications (Holdings) Limited
(Name of Issuer)
Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)
44930K108
(CUSIP Number)
July 14, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)
     ☑ Rule 13d-1(c)
     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Person Authorized to Receive Notices and Communications:

J. Kevin Ciavarra, Esq.
Highland Crusader Offshore Partners, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(972) 628-4100

Item 5 Ownership of 5% or Less of a Class:
Item 6 Ownership of More than 5% on Behalf of Another Person:
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:
Item 8 Identification and Classification of Members of the Group:
Item 9 Notice of Dissolution of Group:
Item 10 Certification:
SIGNATURES
EXHIBITS
Identity of Group Members
Joint Filing Agreement

SCHEDULE 13G

CUSIP No.	– 44930K108	Page	2	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	Highland Crusader Offshore Partners, L.P., a Bermuda partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Bermuda

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,485,720

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		4,485,720

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,485,720

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.13%(1)

12	TYPE OF REPORTING PERSON

	PN

(1) Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	3	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	Highland Capital Management, L.P., a Delaware limited partnership 75-2716725

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,683,932

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		7,683,932

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,683,932

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.36%(1)

12	TYPE OF REPORTING PERSON

	PN, IA

(1) Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	4	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	Strand Advisors, Inc., a Delaware corporation 95-4440863

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,683,932

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		7,683,932

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,683,932

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.36%(1)

12	TYPE OF REPORTING PERSON

	CO

(1) Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	5	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	James Dondero

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		20,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,519,789

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,000

WITH	8	SHARED DISPOSITIVE POWER

		12,519,789

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,539,789

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.75%(1)

12	TYPE OF REPORTING PERSON

	IN

(1) Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	6	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	Highland Equity Focus Fund, L.P., a Delaware limited partnership 46-0491961

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		600,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	600,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.42%(1)

12	TYPE OF REPORTING PERSON

	PN

(1) Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	7	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	Highland Select Equity Fund, L.P., a Delaware limited partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		174,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		174,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	174,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.12%(1)

12	TYPE OF REPORTING PERSON

	PN

(1) Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	8	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	Highland Capital Management Services, Inc., a Delaware corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,450,000
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		1,450,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,450,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.01%(1)

12	TYPE OF REPORTING PERSON

	CO
(1)	Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	9	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	Prospect Street High Income Portfolio, Inc., a Maryland corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Maryland

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		853,905

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		853,905

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	853,905

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.60%(1)

12	TYPE OF REPORTING PERSON

	CO, IA
(1)	Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	10	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	PAMCO Cayman LTD., a Cayman Islands exempted company with limited liability

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands, British West Indies

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		120,307

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		120,307

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	120,307

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.08%(1)

12	TYPE OF REPORTING PERSON

	PN, IV
(1)	Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	11	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	The Canis Minor Trust, a Texas trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,176,153

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,176,153

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,176,153

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.82%(1)

12	TYPE OF REPORTING PERSON

	OO
(1)	Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

CUSIP No.	– 44930K108	Page	12	of	20	Pages

1	NAME OF REPORTING PERSON

	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
	The Canis Major Trust, a Texas trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,559,704

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		3,559,704

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,559,704

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.48%(1)

12	TYPE OF REPORTING PERSON

	OO
(1)	Based on 143,269,343 shares of Class A Common Stock outstanding based on the Issuer’s Registration Statement filed on July 12, 2006.

Page	13	of	20	Pages
SCHEDULE 13G

Item 1(a)	Name of Issuer:

ICO Global Communications (Holdings) Limited

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Plaza America Tower I, 11700 Plaza America Drive, Suite 1010 Reston, Virginia 20190

Item 2(a)	Names of Persons Filing:

Highland Crusader Offshore Partners, L.P.
Highland Capital Management, L.P.
Strand Advisors, Inc.
James Dondero
Highland Equity Focus Fund, L.P.
Highland Select Equity Fund, L.P.
Highland Capital Management Services, Inc.
Prospect Street High Income Portfolio, Inc.
PAMCO Caymans LTD.
The Canis Minor Trust
The Canis Major Trust

Item 2(b)	Addresses of Principal Business Offices:

Highland Crusader Offshore Partners, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Strand Advisors, Inc.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Page 14 of 20 Pages

James Dondero
13455 Noel Road, Suite 1300
Dallas, Texas 75240

Highland Equity Focus Fund, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Highland Select Equity Fund, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Highland Capital Management Services, Inc.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Prospect Street High Income Portfolio, Inc.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

PAMCO Caymans LTD.
c/o QSPV Limited
Queensgate House, South Church Street
George Town, Grand Cayman
Cayman Islands, British West Indies

The Canis Minor Trust
c/o James Dondero
13455 Noel Road, Suite 1300
Dallas, Texas 75240

The Canis Major Trust
c/o James Dondero
13455 Noel Road, Suite 1300
Dallas, Texas 75240

Item 2(c)	Citizenship:

Highland Crusader Offshore Partners, L.P. – Bermuda
Highland Capital Management, L.P. – Delaware
Strand Advisors, Inc. – Delaware
James Dondero — United States of America
Highland Equity Focus Fund, L.P. – Delaware

Page 15 of 20 Pages

Highland Select Equity Fund, L.P. – Delaware
Highland Capital Management Services, Inc. – Delaware
Prospect Street High Income Portfolio, Inc. – Delaware
PAMCO Caymans LTD. – British West Indies
The Canis Minor Trust – Texas
The Canis Major Trust – Texas

Item 2(d)	Title of Class of Securities:

Class A Common Stock, par value $0.01 per share

Item 2(e)	CUSIP Number:

44930K108

Item 3	Status of Persons Filing:

Not applicable.

Item 4	Ownership:

(a) As of July 17, 2006, Highland Crusader Offshore Partners, L.P. (“Crusader Offshore”), was the record and beneficial owner of 4,123,520 shares (the “Shares”) of Class A Common Stock of ICO Global Communications (Holdings) Limited . As of July 17, 2006, Highland Equity Focus Fund, L.P. (“Equity Focus”) was the record and beneficial owner of 600,000 Shares; Highland Select Equity Fund, L.P. (“Select Equity”) was the record and beneficial owner of 174,000 Shares; Highland Capital Management Services, Inc. (“HCM Services”) was the record and beneficial owner of 1,450,000 Shares; Prospect Street High Income Portfolio, Inc. (“Prospect Portfolio”) was the record and beneficial owner of 853,905 Shares; PAMCO Cayman LTD. (“PAMCO”) was the record and beneficial owner of 120,307 Shares; The Canis Minor Trust (“Canis Minor”) was the record and beneficial owner of 1,176,153 Shares; The Canis Major Trust (“Canis Major”) was the record and beneficial owner of 3,559,704 Shares, and Mr. James Dondero (“Dondero”), a citizen of the United States, held 20,000 Shares.

Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), is the investment adviser to Crusader Offshore, Equity Focus, Select Equity, HCM Services and Prospect Portfolio, and is the collateral manager of PAMCO, pursuant to a Collateral Management Agreement, dated August 6, 1997. Highland Capital has the power to control and vote the Shares held by such entities. Strand Advisors, Inc., a Delaware corporation (“Strand”), is the general partner of Highland Capital. Dondero is the President of Strand. Highland Capital, Strand and Dondero expressly disclaim any beneficial ownership of the Shares held by Crusader Offshore, Equity Focus, Select Equity, HCM Services, Prospect Portfolio, and PAMCO, except to the extent that each has a pecuniary interest in Crusader Offshore, Equity Focus, Select Equity, HCM Services, Prospect Portfolio, and PAMCO.

Page 16 of 20 Pages

Dondero is the trustee of Canis Minor and Canis Major. Dondero expressly disclaims beneficial ownership of the Shares reported herein by the Canis Minor and Canis Major trusts, except to the extent of his pecuniary interest therein.

(b)	Percent of Class:

See Item 11 of each cover page for the respective reporting persons.

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote:

See Item 5 of each cover page for the respective reporting persons.

	(ii)	shared power to vote or to direct the vote:

See Item 6 of each cover page for the respective reporting persons.

	(iii)	sole power to dispose or to direct the disposition of:

See Item 7 of each cover page for the respective reporting persons.

	(iv)	shared power to dispose or to direct the disposition of:

See Item 8 of each cover page for the respective reporting persons.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

See Exhibit A.

Item 9	Notice of Dissolution of Group:

Not applicable.

Page 17 of 20 Pages

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 18 of 20 Pages
SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 24, 2006

Highland Crusader Offshore Partners, L.P.

	By:	Highland Crusader Fund GP, L.P., its general partner
	By:	Highland Crusader Fund GP, LLC, its general partner
	By:	Highland Capital Management, L.P., its sole member
	By:	Strand Advisors, Inc., its general partner

		By:	/s/ James Dondero

Name: James Dondero
Title: President

Highland Equity Focus Fund, L.P.

	By:	Highland Equity Focus Fund GP, L.P., its general
partner
	By:	Highland Equity Focus GP, LLC, its general partner
	By:	Highland Capital Management, L.P., its sole member
	By:	Strand Advisors, Inc., its general partner

		By:	/s/ James Dondero

Name: James Dondero
Title: President

Highland Select Equity Fund, L.P.

	By:	Highland Select Equity Fund GP, L.P., its general
partner
	By:	Highland Select Equity GP, LLC, its general partner
	By:	Highland Capital Management, L.P., its sole member
	By:	Strand Advisors, Inc., its general partner

		By:	/s/ James Dondero

Name: James Dondero
Title: President

Page 19 of 20 Pages

Prospect Street High Income Portfolio, Inc.

By:		/s/ James Dondero

Name: James Dondero
Title: President

Highland Capital Management Services, Inc.

By:		/s/ James Dondero

Name: James Dondero
Title: President

PAMCO Cayman LTD.

By:		Highland Capital Management, L.P., its collateral
manager
By:		Strand Advisors, Inc., its general partner

	By:	/s/ James Dondero

Name: James Dondero
Title: President

The Canis Minor Trust

By:		/s/ James Dondero

Name: James Dondero
Title: Trustee

The Canis Major Trust

By:		/s/ James Dondero

Name: James Dondero
Title: Trustee

Page 20 of 20 Pages

Highland Capital Management, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James Dondero

Name: James Dondero Title: President

Strand Advisors, Inc.

By:	/s/ James Dondero

Name: James Dondero
Title: President

/s/ James Dondero

James Dondero

EXHIBITS

Exhibit A	Identity of Group Members Pursuant to Item 8.

Exhibit B	Joint Filing Agreement, dated July 20, 2006 .